Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

SCBT Financial Corporation

Columbia, South Carolina

We consent to the incorporation by reference in the registration statement on Form S-3 of our reports dated March 9, 2012, with respect to the consolidated financial statements of SCBT Financial Corporation and Subsidiary as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference, and to the reference to our firm under the caption “Experts” in the registration statement.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina

March 23, 2012